Minimum Amount of Bond Worksheet	Exhibit 3
August 31, 2007

Fund	Trust Size	Req. Bond Current
Phoenix Adviser Trust	1,164,221,182	1,250,000
Phoenix Asset Trust (fka Phoenix-Kayne Funds)	144,619,255	525,000
Phoenix Edge Series Fund	2,609,557,464	1,900,000
Phoenix Equity Series Fund	267,920,650	750,000
Phoenix Equity Trust	1,201,375,713	1,250,000
Phoenix Insight Funds Trust	9,621,133,565	2,500,000	*
Phoenix Investment Series Fund	295,802,618	750,000
Phoenix Investment Trust 06 (fka Phoenix-Engemann)	253,970,954	750,000
Phoenix Investment Trust 97	208,615,159	600,000
Phoenix Institutional Mutual	125,195,832	525,000
Phoenix Multi-Portfolio Fund	100,124,251	525,000
Phoenix Opportunities Trust	3,962,730,375	2,300,000
Phoenix PHOLIOs	373,962,358	750,000
Phoenix Series Fund	1,637,931,445	1,500,000
Phoenix Strategic Equity Series Fund	190,662,388	600,000
Duff & Phelps Utility and Corporate Bond Trust, Inc.	508,158,212	900,000
DNP Select Income Fund, Inc.	3,899,772,030	2,300,000
DTF Tax Free Income, Inc.	200,402,342	600,000
The Zweig Fund, Inc.	430,287,187	750,000
The Zweig Total Return Fund, Inc.	571,505,749	900,000
TOTAL	27,767,948,728	21,925,000

Current Bond	$30,000,000
Required coverage is 75.17% of actual bond.

*	Maximum Required Bond is $2.5 Million